Exhibit 99.1
Ascent Industries Co. Announces Successful Completion of Sale of Bristol Metals, LLC

Schaumburg, Illinois, April 7, 2025 - Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), an industrials company focused on the production and distribution of specialty chemicals and industrial tubular products, today announced the successful closing of the previously announced sale of substantially all of the assets of Bristol Metals, LLC (“BRISMET”) to Ta Chen International, Inc. (“Ta Chen”), a global manufacturer and distributor of stainless and aluminum products, for approximately $45 million in an all-cash transaction.

Proceeds will be deployed to advance both organic and inorganic growth initiatives within the Specialty Chemicals segment as well as general corporate purposes, with a focus on driving enhanced returns on invested capital and shareholder value creation.

“We are pleased to have completed the sale of BRISMET to Ta Chen, marking an important milestone for Ascent,” said Bryan Kitchen, President and Chief Executive Officer of Ascent. “This transaction unlocks meaningful value for our shareholders and allows us to focus our resources on expanding our Specialty Chemicals business, where we see significant growth opportunities. We are confident that BRISMET is well positioned for continued success under Ta Chen’s ownership.”

Following the transaction, Ascent's Tubular Products segment will consist solely of American Stainless Tubing, Inc. (ASTI), a leading producer of premium ornamental stainless steel tubing. Additional details on the BRISMET transaction are available in the presentations section on the Company’s investor relations website.

Angle Advisors served as financial advisor and Amundsen Davis, LLC served as legal advisor to Ascent on this transaction.

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a company that engages in a number of diverse business activities including the production of specialty chemicals and industrial tubular products. For more information about Ascent, please visit its website at www.ascentco.com.

Forward-Looking Statements
This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and to review the risks as set forth in more detail in Ascent Industries Co.’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC or on our website. Ascent Industries Co. assumes no obligation to update any forward-looking information included in this release.

Exhibit 99.1
Company Contact
Ryan Kavalauskas
Chief Financial Officer
1-630-884-9181

Investor Relations
Cody Cree
Gateway Group, Inc.
1-949-574-3860
ACNT@gateway-grp.com

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